LAW OFFICES OF

HAROLD P. GEWERTER, ESQ., LTD.

_____________________________________________________________________________________________

Harold P. Gewerter, Esq.

Exhibit 5.1

April 8, 2010

Board of Directors

SolQuest Corp.

5790 Rogers Street

Las Vegas, NV 89118

Re:

Registration statement on Form S-1 of SolQuest Corp.

Dear Gentlemen:

You have requested our opinion, as special counsel to SolQuest Corp., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) as amended, as to the legality of a total of 2,900,000 shares (the “Shares”) of common stock of the Company which are being registered in the Registration Statement and which consist of the following:

(i)

900,000 shares of common stock; par value $0.001 per share, offered by selling shareholders;

(ii)

2,000,000 shares of company stock; par value $0.001 per share, offered by the Company in a direct primary offering.

As special counsel to the company in connection with the registration statement, we have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1.

Articles of Incorporation and any amendments thereto;

2.

Bylaws and any amendments thereto;

3.

The Prospectus, which is included in the Company’s Form S-1 Registration Statement;

4.

The Company’s resolutions of the Board of Directors authorizing the issuance of the Shares; and

5.

Such other corporate documents and matters as we have deemed necessary to render the following opinion.

________________________________________________________________________

2705 Airport Drive, North Las Vegas, Nevada 89032

Telephone: (702) 382-1714 ♦  Facsimile: (702) 382-1759

April 8, 2010

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In rendering our opinion, we have relied upon, with the consent of the Company and its members, (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters and (ii) assurances from public officials and from members and other representatives of the Company as we have deemed necessary for purposes of expressing the opinions herein.   We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents and have relied upon such information and representations in expressing our opinion.

We have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.   Furthermore, the opinions set forth herein are limited to matters governed by the law of the State of Nevada and the federal laws of the United States, and no opinion is expressed herein as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, it is our opinion that the Shares of common stock, when distributed and sold in the manner referred to in the Registration Statement, will constitute validly authorized and legally issued Shares, fully paid and non-assessable.

We hereby consent to the discussion in the Registration Statement of this opinion, to the filing  of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption, “Interest of Named Experts and Counsel” in the Registration Statement.

Sincerely,

HAROLD P. GEWERTER, ESQ., LTD.

/s/ Harold P. Gewerter

Harold P. Gewerter, Esq.

HPG/ma